EXHIBIT (12)

Republic Bancorp Inc.
Calculations of Ratios of Earnings to Combined Fixed Charges and Dividends on Trust
Preferred Securities and Preferred Stock of Subsidiary

	Three Months Ended				Nine Months Ended
(in thousands)	September, 30				September, 30

	2003		2002		2003		2002

Including Interest on Deposits:

Fixed charges:
Total interest expense	$29,075		$33,939		$89,127		$103,627
Interest portion of rent expense	188		183		569		551
Dividends on trust preferred securities and preferred stock of subsidiary	1,075		1,242		3,225		4,753

Fixed charges including interest on deposits	$30,338		$35,364		$92,921		$108,931

Earnings:
Net income	$15,790		$14,283		$46,101		$42,935
Income taxes	6,523		5,910		19,877		18,565
Fixed charges, as above	30,338		35,364		92,921		108,931

Earnings for purposes of calculation	$52,651		$55,557		$158,899		$170,431

Ratio of earnings to combined fixed charges and dividends on trust preferred securities and preferred stock of subsidiary including interest on deposits	1.74	x	1.57	x	1.71	x	1.56

Excluding Interest on Deposits:

Fixed charges:
Total interest expense excluding interest on deposits	$15,903		$15,730		$46,029		$45,714
Interest portion of rent expense	188		183		569		551
Dividends on trust preferred securities and preferred stock of subsidiary	1,075		1,242		3,225		4,753

Fixed charges excluding interest on deposits	$17,166		$17,155		$49,823		$51,018

Earnings:
Net income	$15,790		$14,283		$46,101		$42,935
Income taxes	6,523		5,910		19,877		18,565
Fixed charges, as above	17,166		17,155		49,823		51,018

Earnings for purposes of calculation	$39,479		$37,348		$115,801		$112,518

Ratio of earnings to combined fixed charges and dividends on trust preferred securities and preferred stock of subsidiary excluding interest on deposits	2.30	x	2.18	x	2.32	x	2.21 x

EXHIBIT (12)

Republic Bancorp Inc.
Calculations of Ratios of Earnings to Combined Fixed Charges

	Three Months Ended				Nine Months Ended
(in thousands)	September, 30				September, 30

	2003		2002		2003		2002

Including Interest on Deposits:

Fixed charges:
Total interest expense	$29,075		$33,939		$89,127		$103,627
Interest portion of rent expense	188		183		569		551

Fixed charges including interest on deposits	$29,263		$34,122		$89,696		$104,178

Earnings:
Net income	$15,790		$14,283		$46,101		$42,935
Income taxes	6,523		5,910		19,877		18,565
Fixed charges, as above	29,263		34,122		89,696		104,178

Earnings for purposes of calculation	$51,576		$54,315		$155,674		$165,678

Ratio of earnings to combined fixed charges including interest on deposits	1.76	x	1.59	x	1.74	x	1.59 x

Excluding Interest on Deposits:

Fixed charges:

Total interest expense excluding interest on deposits	$15,903		$15,730		$46,029		$45,714
Interest portion of rent expense	188		183		569		551

Fixed charges excluding interest on deposits	$16,091		$15,913		$46,598		$46,265

Earnings:
Net income	$15,790		$14,283		$46,101		$42,935
Income taxes	6,523		5,910		19,877		18,565
Fixed charges, as above	16,091		15,913		46,598		46,265

Earnings for purposes of calculation	$38,404		$36,106		$112,576		$107,765

Ratio of earnings to combined fixed charges excluding interest on deposits	2.39	x	2.27	x	2.42	x	2.33 x